UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 19, 2012, on recommendation by the Nominating & Governance Committee of XOMA Corporation (“XOMA”), the Board of Directors increased the size of the Board of Directors from seven (7) to eight (8) members and appointed Dr. Kelvin Neu to XOMA’s Board of Directors. There was no arrangement or understanding between Dr. Neu and any other persons pursuant to which Dr. Neu was selected as a director. Dr. Neu has not been assigned to any committee of the Board of Directors.

Dr. Neu is a Managing Director at Baker Bros. Advisors, LLC. Julian C. Baker and Felix J. Baker are managing members of Baker Bros. Advisors, LLC. On March 6, 2012, entities affiliated with Baker Bros. Advisors, LLC acquired, in an underwritten public offering by XOMA, a total of (i) 15,151,515 shares of XOMA’s common stock, and (ii) warrants to purchase an aggregate of 7,575,759 shares of XOMA’s common stock at an exercise price of $1.76 per share, for an aggregate purchase price of approximately $20.0 million. As of March 28, 2012, entities affiliated with Baker Bros. Advisors, LLC beneficially owned 30.57 % of XOMA’s common stock.

Dr. Neu will receive the same compensation as XOMA’s other non-employee directors. This compensation consists of: (i) cash compensation of $35,000 as an annual retainer for his service as a director; (ii) an initial stock award consisting of stock options to purchase 23,200 shares of common stock and restricted stock units covering 16,800 shares of common stock, each vesting monthly over three years; and (iii) an annual stock award consisting of stock options to purchase 11,600 shares of common stock and restricted stock units covering 8,400 shares of common stock, each vesting monthly over three years.

Equity Grants to Named Executive Officers

On July 19, 2012, on recommendation by XOMA’s Compensation Committee, the Board of Directors approved the grant of stock options and restricted stock units under XOMA’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “2010 Plan”) to certain of XOMA’s named executive officers, as set forth below:

Named Executive Officer	Restricted Stock Units Awarded (1)	Stock Options Awarded (2)
John Varian Chief Executive Officer	283,721	391,805

Fred Kurland Vice President, Finance and Chief Financial Officer	57,191	78,978

Patrick J. Scannon, M.D., Ph.D. Executive Vice President and Chief Scientific Officer	48,793	67,381

Paul D. Rubin, M.D. Senior Vice President, Research and Development and Chief Medical Officer	80,244	110,813

Charles C. Wells Vice President, Human Resources and Information Technology	51,298	70,841

(1)	Each restricted stock unit will vest (and the deferral period for such units will expire) in three (3) equal and consecutive annual installments beginning August 14, 2013, subject in each case to the named executive officer continuing to be an employee of XOMA (except as otherwise provided in their respective individual employment or severance agreements with XOMA). The remaining terms and conditions of the restricted stock units are set forth in the 2010 Plan previously filed as Exhibit 10.1 to XOMA’s Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-108306, 333-151416, 333-171429 and 333-174730) filed January 3, 2012, and related agreement previously filed as Exhibit 10.6B to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and are qualified in their entirety by reference therein.
(2)	The exercise price of each stock option is $3.53, the closing price of XOMA’s common stock as reported by NASDAQ on July 19, 2012 (the “Date of Grant”). The stock option has a maximum term of ten (10) years from the Date of Grant, and will vest in forty-eight (48) equal and consecutive monthly installments beginning one month after the Date of Grant, subject in each case to the named executive officer continuing to be an employee of XOMA (except as otherwise provided in their respective individual employment or severance agreements with XOMA). The remaining terms and conditions of the stock options are set forth in the 2010 Plan previously filed as Exhibit 10.1 to XOMA’s Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-108306, 333-151416, 333-171429 and 333-174730) filed January 3, 2012, and related agreement previously filed as Exhibit 10.6A to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and are qualified in their entirety by reference therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2012	XOMA CORPORATION

	By:	/s/ Fred Kurland
Fred Kurland
Vice President, Finance and Chief Financial Officer